Exhibit 10.1

FEDERATED INVESTORS, INC.
Stock Incentive Plan

2019 RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, is made and effective as of the 18th day of November, 2019 by and between Federated Investors, Inc. (including its successors and assigns, the "Company"), a Pennsylvania corporation having its principal place of business in Pittsburgh, Pennsylvania

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__________________, an employee of the Company (the "Participant"). Capitalized terms used in this Agreement shall, unless specifically defined herein, have the respective meanings given to such terms in the Federated Investors, Inc. Stock Incentive Plan (the "Stock Incentive Plan").

WITNESSETH THAT:

WHEREAS, in order to provide incentives to its employees, the Company has adopted the Stock Incentive Plan under which, among other things, Awards of Class B Common Stock of the Company, no par value (the "Class B Common Stock"), can be made to salaried employees; and

WHEREAS, the Company desires to have Participant continue in its employ and to provide Participant with an incentive to put forth maximum effort for the success of the business; and

WHEREAS, Participant holds a position of trust and confidence within Federated (as hereafter defined), and Federated has entrusted and will continue to entrust Participant with its trade secrets and confidential, proprietary business information and knowledge about and relationships with Federated employees and Federated Clients (as hereafter defined). Because such information and relationships could be used by Federated’s competitors to gain an unfair advantage against Federated, this Agreement and the Confidentiality Agreement (as hereafter defined) contain noncompetition provisions to protect Federated’s confidential information, employee and client relationships, and goodwill; and

WHEREAS, subject to the terms and conditions hereafter set forth, by action of the Board Committee, the Company hereby grants an Award of Class B Common Stock to Participant.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
Definitions

As used herein:

1.1    "Federated" shall mean Federated Investors, Inc. or any corporate parent, affiliate, or direct or indirect subsidiary thereof, or any successor to Federated, for which Participant performs services, regardless of whether this Agreement has been expressly assigned to such corporate parent, affiliate, or direct or indirect subsidiary, or successor.
1.2    "Federated Client" shall mean each client or customer of Federated which Federated or any of its employees handled, serviced, or solicited at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation.
1.3    "Federated Services" shall mean any services the same as, similar to, or in competition with the type of services offered by Federated at any time during the Participant’s employment with Federated or, where such employment has been terminated or has ceased, during the two (2) year period immediately preceding such termination or cessation, including, without limitation, offering mutual funds for sale, providing investment advice, providing administrative or distribution services to mutual funds and/or providing retirement plan services, mutual fund clearing services, or mutual fund account administration services; provided, however, that, in the discretion of the Company exercised by notice to the Participant, Federated Services may not include business lines abandoned by Federated.
1.4    "Restriction Period" shall mean the period beginning on the date of this Agreement and ending on (i) November 18, 2024 with respect to the Shares that would be Vested Shares as of November 18, 2024 pursuant to Section 3.1 and November 16, 2029 with respect to the remaining Shares pursuant to Section 3.1, (ii) in the event of Participant’s Disability, November 18, 2024 with respect to the Shares that would be Vested Shares pursuant to Section 3.2(a) and November 16, 2029 with respect to all Shares pursuant to Section 3.2(b), and (iii) in the event of Participant’s death, the date of Participant’s death with respect to the Shares that are then Vested Shares if such event shall occur prior to November 18, 2024 and the date of Participant’s death with respect to all Shares if Participant’s death shall occur on or after November 18, 2024.
1.5    "Unvested Shares" shall mean all Shares other than Vested Shares.

1.6    "Vested Shares" means Shares that have vested in accordance with Section 3.1 or Section 3.2.

ARTICLE II
Grant of Restricted Stock

2.1    Subject to the conditions set forth in Section 2.2 hereof and the other terms and conditions of this Agreement, the Company hereby grants, effective November 18, 2019, to Participant an Award (the "2019 Award") to purchase _____ ( ) shares (the "Shares") of Class B Common Stock at a purchase price of $3.00 per share (the "Purchase Price"). At the discretion of the Company, certificates for the Shares may not be issued. In lieu of certificates, the Company will establish a book entry account for the Shares in the name of the Participant with the Company's transfer agent and registrar for the Class B Common Stock.

2.2    Notwithstanding Section 2.1 or any other provision of this Agreement to the contrary, this Agreement shall become effective only if Participant executes and delivers to the Company two counterparts of this Agreement along with the Purchase Price for the Shares by November 13, 2019, time being of the essence.

ARTICLE III
Terms of the Award

3.1    During the continuation of Participant's employment by Federated, a portion of the 2019 Award shall vest in Participant in accordance with the schedule of vesting as follows:

Date	Portion Vested	Cumulative Percentage
November 16, 2020	5%	5%
November 16, 2021	5%	10%
November 16, 2022	5%	15%
November 17, 2023	5%	20%
November 18, 2024	30%	50% (restrictions lapse)
November 18, 2025	5%	55%
November 18, 2026	5%	60%
November 18, 2027	5%	65%
November 16, 2028	5%	70%
November 16, 2029	30%	100% (restrictions lapse)

3.2    In the event of the Disability or death of Participant after the effective date of this Agreement:

(a) Prior to November 18, 2024, any portion of the Shares not then Vested Shares as of the date of such Disability or death shall be forfeited and sold back to the Company in accordance with Section 3.3 below. The Restriction Period shall end on the date of Participant's death, or in the case of Participant’s Disability, the Restriction Period shall end on November 18, 2024.

(b) On or after November 18, 2024, any portion of the Shares not then Vested Shares as of the date of such Disability or death shall become Vested Shares upon such Disability or death. The Restriction Period shall end on the date of Participant's death, or in the case of Participant’s Disability, the Restriction Period shall end on November 16, 2029.

(c) For purposes of this Agreement, "Disability" shall be deemed to have occurred as of the first day following Participant's termination of employment by Federated as a result of a mental or physical condition that prevents Participant from engaging in the principal duties of Participant's employment with Federated as determined in accordance with the Rules and Regulations Establishing Formal Review Procedures under the Stock Incentive Plan.

3.3    Upon the termination or cessation of Participant's employment with Federated for any reason whatsoever, including an involuntary termination without cause, Participant shall immediately sell to the Company, and the Company shall purchase from Participant, all Shares that are Unvested Shares as of the date of termination or cessation of employment, in each case at the Purchase Price per Share.

3.4    Participant acknowledges that Participant has previously entered into or simultaneously herewith is entering into an "Agreement Regarding Confidential Information" with Federated (the "Confidentiality Agreement"). Participant acknowledges that Federated would not enter into this Agreement without the Confidentiality Agreement. In the event that, during the course of Participant's employment with Federated, Participant (i) engages in "competition" with Federated as defined but excluding the temporal limitations contained in Section 3.6 of this Agreement or (ii)  breaches any provision of the Confidentiality Agreement, then Participant shall immediately sell to the Company and the Company shall purchase from Participant, at the Purchase Price per Share, all Shares, whether Vested Shares or Unvested Shares, then owned by the Participant. If Participant chooses to engage in competition with Federated as defined above or chooses to breach the Confidentiality Agreement, Participant will knowingly be forfeiting Participant’s 2019 Award, whether Vested Shares or Unvested Shares, granted under this Agreement and will have considered the loss of such a potential benefit in Participant's decision to engage in competition with Federated or to breach the Confidentiality Agreement. In the event of a breach of the Confidentiality Agreement, Federated also shall have the rights and remedies provided under that agreement.

3.5    Participant acknowledges that in the event that Participant engages in competition with Federated as defined and within the temporal limitations contained in Section 3.6 of this Agreement, then Federated shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain such breach or threatened breach thereof by

Participant, Participant’s partners, agents, servants, employers, and employees, and any other persons acting for or with Participant. Participant further agrees that any corporate parent, direct or indirect subsidiary, affiliate, or successor of Federated for which Participant performs services may enforce this Agreement without need for any assignment of this Agreement.

3.6    Participant shall be deemed to have engaged in "competition" with Federated in the event that, during the period of Participant's employment by Federated and thereafter until twelve (12) months after the last date for which compensation (including any pay beyond the last day actively worked, if any) is received by Participant from Federated, Participant, directly or indirectly, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner, joint venturer, consultant or otherwise for any person other than Federated) (i) solicits, contacts, calls upon, communicates with, or attempts to communicate with any Federated Client for the purpose of providing Federated Services to such Federated Client or (ii) sells any Federated Services to any Federated Client. Notwithstanding the foregoing, Participant's ownership of not more than five percent (5%) of the total shares of all classes of stock of any publicly-held corporation or other business organization shall not constitute Participant's competition with the Company or any Subsidiary hereunder. Further, for the avoidance of doubt, nothing in this Agreement or the Confidentiality Agreement prevents reporting (or receiving financial awards from the government resulting from reporting) possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures, protected under the whistleblower provisions of federal law or regulation, including, without limitation, good faith disclosure on a confidential basis of Confidential Information (as defined in the Confidentiality Agreement) constituting “Trade Secrets” as defined in 18 U.S.C. § 1839, and so long as such disclosures are consistent with 18 U.S.C. § 1833.

3.7    Participant hereby acknowledges and agrees that:
(a)    This Agreement and the Confidentiality Agreement are necessary for the protection of the legitimate business interests of Federated;
(b)    The restrictions contained in this Agreement and the Confidentiality Agreement regarding scope, length of term and types of activities restricted are reasonable;
(c)    Participant has received adequate and valuable consideration for entering into this Agreement and the Confidentiality Agreement;
(d)    Participant’s covenants in Sections 3.4 to 3.7 of this Agreement and those in the Confidentiality Agreement shall be construed as independent of any other provisions and the existence of any claim or cause of action Participant may have against Federated, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Federated of these covenants;
(e)    Neither this Agreement nor the Confidentiality Agreement prevents Participant from earning a livelihood after termination or cessation of employment with Federated; and

(f)    Participant has an obligation to notify prospective employers of the covenants in Sections 3.4 to 3.7 of this Agreement and of those in the Confidentiality Agreement.

ARTICLE IV
Withholding Taxes; Section 83(b) Election

4.1    The Company shall have the authority to withhold, or to require a Participant to remit to the Company, prior to issuance or delivery of any Shares or the removal of any stop order or transfer restrictions on the Shares or any restrictive legends on the Certificates representing the Shares hereunder, an amount in cash sufficient to satisfy minimum federal, state and local tax withholding requirements associated with the 2019 Award (each a "Withholding Obligation"). Notwithstanding any other provision of this Agreement to the contrary, including but not limited to Section 5.1 hereof, in the event of any minimum federal, state or local tax Withholding Obligation (other than pursuant to an election under Section 83(b) as described in Section 4.2 below), the Company has the right to permit the Participant to sell, or to have sold on Participant's behalf, Shares, to a third party, in an amount and under such terms and conditions as the Company shall establish in its sole discretion. Additionally, the Company, in its sole discretion, shall have the right to withhold from the Participant Shares with a Fair Market Value (as defined in the Stock Incentive Plan) equal to the Company's minimum federal, state and local tax withholding requirements associated with the 2019 Award. For this purpose, Fair Market Value shall be determined as of the day that the Withholding Obligation arises.

4.2    The Participant acknowledges that (a) the Participant has been informed of the availability of making an election in accordance with Section 83(b) of the Code; (b) that such election must be filed with the Internal Revenue Service within thirty (30) days of the date of grant of this 2019 Award; and (c) that the Participant is solely responsible for making such election. Participants who do not make the election under Section 83(b) acknowledge that dividends on the Unvested Shares will be treated as compensation and subject to tax withholding in accordance with the Company's practices and policies.

ARTICLE V
Restrictions on Transfer
5.1    Participant hereby acknowledges that none of the Shares, whether Vested Shares or Unvested Shares, may be sold, exchanged, assigned, transferred, pledged, hypothecated, gifted or otherwise disposed of (collectively, "disposed of") until the expiration of the Restriction Period applicable to those Shares and the payment of any minimum withholding tax. Participant further acknowledges that there may be a period of administrative delay between the date on which the Restriction Period expires and the date on which the Shares may be disposed of by the Participant. The Board Committee may, in its sole discretion, permit the Shares to be transferred to a "family member" as defined in and pursuant to the terms and conditions set forth in Section A.1.a.5 of the General Instructions to Form S-8 promulgated under the Securities Act of 1933, as amended, as such provision may be amended from time to time under terms and conditions as may be determined by the Human Resources Department.

5.2    Participant shall not dispose of the Shares acquired, or any portion thereof, at any time, unless Participant shall comply with the Securities Act of 1933, as amended, and the regulations of the Securities and Exchange Commission thereunder, any other applicable securities law, and the terms of this Agreement and the Stock Incentive Plan. Participant further agrees that the Company may direct its transfer agent to refuse to register the transfer of any Shares underlying the 2019 Award which, in the opinion of the Company's counsel, constitutes a violation of any applicable securities laws then in effect or the terms of this Agreement.

5.3    Any certificate representing the Shares issued during the Restriction Period shall, unless the Board Committee determines otherwise, bear a legend substantially as follows:

"The sale or other transfer of the shares of stock represented by this certificate is subject to certain restrictions set forth in the Federated Investors, Inc. Stock Incentive Plan, administrative rules adopted pursuant to such Plan and a Restricted Stock Award Agreement between the registered owner and Federated Investors, Inc. A copy of the Plan, such rules and such agreement may be obtained from the Secretary of Federated Investors, Inc."

The Participant further acknowledges and understands that the certificates representing the Shares issued hereunder may bear such additional legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws.

Any book entry for the Shares will be restricted and subject to stop orders during the Restriction Period.

5.4    If certificates representing the Shares underlying the 2019 Award are issued during the Restriction Period, they shall be retained in custody by the Company. Within a reasonable time after Vested Shares may be disposed of by the Participant in accordance with Section 5.1 hereof, all restrictions or stop orders applicable to the Shares shall be removed and, in the event that certificates have been issued, legends shall be removed upon the Participant's written request to the transfer agent.

ARTICLE VI
Miscellaneous
6.1    In the event of any change or changes in the outstanding Class B Common Stock of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, splitup, combination or exchange of shares, or any similar change affecting the Class B Common Stock, any of which takes effect after the effective date of this Agreement, then in any such event the number and kind of shares subject to the 2019 Award, the Purchase Price and any other similar provisions, shall be equitably adjusted consistent with such change in such manner as the Board Committee, in its discretion, may deem appropriate to prevent dilution or enlargement of the rights granted to Participant hereunder. Any adjustment so made shall be final and binding upon Participant and all other interested parties.

6.2    Whenever the word "Participant" is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom the 2019 Award may be transferred by will or by the laws of descent and distribution, the word "Participant" shall be deemed to include such person or persons.

6.3    After the effective date of this Agreement: (a) the Participant shall be entitled to vote the Shares, whether Vested Shares or Unvested Shares, on all matters presented to the holders of Class B Common Stock of the Company and (b) the Shares, whether Vested Shares or Unvested Shares, shall be deemed to be issued and outstanding for all purposes, including, without limitation, the payment of dividends and distributions and any determination of any stockholder's or stockholders' percentage equity interest in the Company.

6.4    Nothing in this Agreement or the Stock Incentive Plan shall confer upon Participant any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of Participant with or without cause.

6.5    The 2019 Award received by Participant pursuant to this Agreement shall not be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

6.6    Every notice or other communication relating to this Agreement shall be in writing and shall be mailed or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by Participant to the Company shall be mailed or delivered to the Secretary of the Company at its office at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222, and all notices or communications by the Company to Participant may be given to Participant personally or may be mailed to the Participant.

6.7    This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Pennsylvania.

6.8    The 2019 Award shall be subject to the terms and conditions set forth in the Stock Incentive Plan, and in the event of any conflict between the provisions of this Agreement and those of the Stock Incentive Plan, the Stock Incentive Plan provisions shall govern.

6.9    This Agreement will be binding upon and inure to the benefit of Participant's heirs and representatives and the assigns and successors of the Company and may be assigned by the Company to any third party, but neither this Agreement nor any rights hereunder will be assignable or otherwise subject to hypothecation by Participant.

6.10    Except as stated hereafter, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof. To the extent Participant has entered into an agreement with Federated that contains provisions pertaining to non-competition or non-solicitation of clients, non-solicitation or non-hiring of employees and/or non-disclosure or non-use of confidential information, including but not limited to the Confidentiality Agreement, the terms of this Agreement shall not supersede, but shall be in addition to, any other such agreement. This Agreement may be amended or terminated at any time by written agreement of the parties hereto. Notwithstanding the foregoing or any provision of this Agreement to the contrary, the Company may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Agreement to the extent necessary to conform the provisions of this Agreement with Section 409A of the Code and the regulations promulgated thereunder ("Section 409A") or an exception thereto.

6.11    Whenever possible, each provision in this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be held to be prohibited by or invalid under applicable law, then (a) such provisions will be deemed amended to accomplish the objectives of the provisions as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement will remain in full force and effect.

6.12    Any dispute or litigation arising out of or relating to this Agreement will be resolved in the courts of Allegheny County or the Western District of Pennsylvania and Participant hereby consents to jurisdiction in Pennsylvania.

6.13    No rule of strict construction will be implied against the Company, or any other person in the interpretation of any of the terms of this Agreement or any rule or procedure established by the Board Committee.
6.14    Participant agrees, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements that may be required by the Company to implement the provisions and purposes of this Agreement.

6.15    The Participant hereby grants to the Company an irrevocable power of attorney and declares that the Company shall be the attorney-in-fact to act for and on behalf of the Participant, to act in the Participant's name, place and stead, in connection with (i) any and all transfers of Shares, whether Vested Shares or Unvested Shares, to the Company pursuant to this Agreement, including pursuant to Sections 3.3, 3.4 and 4.1 hereof, or (ii) any sale of Vested Shares to a third party pursuant to Section 4.1 hereof.

6.16    The 2019 Award is intended to be excepted from coverage under Section 409A and shall be interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant's consent, modify or amend the terms of this 2019 Award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable to cause this 2019 Award to be excepted from Section 409A (or to comply therewith to the extent that Company determines it is not excepted). Notwithstanding the foregoing, Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is and shall remain solely responsible.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

FEDERATED INVESTORS, INC.

By ___________________________
Chief Financial Officer

PARTICIPANT

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Print Name:____________________